Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
Chris Grams, 312.930.3435	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Second-Quarter 2019 Financial Results
CHICAGO, July 31, 2019 - CME Group Inc. (NASDAQ: CME) today reported financial results for the second quarter of 2019.
The company reported revenue of $1.3 billion and operating income of $699 million for the second quarter of 2019. Net income was $514 million and diluted earnings per share were $1.43. On an adjusted basis, net income was $632 million and diluted earnings per share were $1.76. Financial results presented on an adjusted basis for the second quarter of 2019 and 2018 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1

"During the second quarter, our clients turned to CME Group to manage their risks amid ongoing global trade concerns, geopolitical unease and Fed policy uncertainty, all of which drove our strong financial results,” said CME Group Chairman and Chief Executive Officer Terry Duffy. "We delivered the second-highest quarterly average daily volume in our history, with 21 million contracts per day, driven in part by record trading volume outside the U.S. and strong options activity, while maintaining our focus on expense control. Likewise, open interest reached an all-time record of 153 million contracts, illustrating the ongoing need for risk management. Looking ahead, we remain focused on the successful integration of the NEX businesses, which we believe will provide additional value for both clients and shareholders."

Second-quarter 2019 average daily volume (ADV) grew 14% from second-quarter 2018. Second-quarter 2019 non-U.S. ADV was a record 5.4 million contracts, up 24% compared with second-quarter 2018.

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1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

Clearing and transaction fees revenue for second-quarter 2019 totaled $1.1 billion and the total average rate per contract was $0.693, down 3% compared with $0.713 in first-quarter 2019. This was mainly driven by higher discounts and the introduction of the Micro E-mini equity futures contracts. Market data revenue totaled $128 million for second-quarter 2019.
As of June 30, 2019, the company had $1.0 billion in cash (including $100 million deposited with Fixed Income Clearing Corporation (FICC) and included in other current assets) and $4.1 billion in debt. The company paid dividends during the second quarter of $268 million. The company has returned approximately $11.8 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

CME Group will hold a Q&A conference call to discuss second-quarter 2019 results at 8:30 a.m. Eastern Time today. A live audio webcast of the Q&A call will be available on the Investor Relations section of CME Group’s website at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data - empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world's leading central counterparty clearing providers, CME Clearing. With a range of pre- and post-trade products and services underpinning the entire lifecycle of a trade, CME Group also offers optimization and reconciliation services through TriOptima, and trade processing services through Traiana.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc. BrokerTec, EBS, TriOptima, and Traiana are trademarks of BrokerTec Europe LTD, EBS Group LTD, TriOptima AB, and Traiana, Inc., respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and globally offer our products and services; changes in regulations, including the impact of any changes in laws or government policy with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with the acquisition of NEX;  our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; our ability to maintain our reputation; and the unfavorable resolution of material legal proceedings.  For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$937.7	$1,374.5
Marketable securities	81.8	72.9
Accounts receivable, net of allowance	593.7	553.3
Other current assets (includes $4.1 and $1.5 in restricted cash)	359.7	430.5
Performance bonds and guaranty fund contributions	32,489.5	39,455.5
Total current assets	34,462.4	41,886.7
Property, net of accumulated depreciation and amortization	500.4	448.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	5,308.7	5,500.1
Goodwill	10,795.3	10,805.3
Other assets (includes $1.1 and $1.2 in restricted cash)	2,107.4	1,659.6
Total Assets	$70,349.5	$77,475.7
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$51.6	$116.0
Short-term debt	—	574.2
Other current liabilities	393.6	1,126.9
Performance bonds and guaranty fund contributions	32,489.5	39,455.5
Total current liabilities	32,934.7	41,272.6
Long-term debt	4,072.9	3,826.8
Deferred income tax liabilities, net	5,645.1	5,665.9
Other liabilities	1,211.9	745.1
Total Liabilities	43,864.6	51,510.4
CME Group Shareholders’ Equity	26,455.2	25,918.5
Non-controlling interests	29.7	46.8
Total Equity	26,484.9	25,965.3
Total Liabilities and Equity	$70,349.5	$77,475.7

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Clearing and transaction fees	$1,051.8	$906.1	$2,004.4	$1,879.7
Market data and information services	128.3	113.8	258.4	208.7
Other	92.6	39.7	189.5	80.2
Total Revenues	1,272.7	1,059.6	2,452.3	2,168.6
Expenses
Compensation and benefits	227.3	150.8	457.6	303.5
Technology	48.6	25.2	95.7	50.7
Professional fees and outside services	41.7	31.9	81.1	74.5
Amortization of purchased intangibles	76.1	23.6	156.8	47.3
Depreciation and amortization	46.3	27.5	79.2	55.6
Licensing and other fee agreements	44.8	39.9	85.3	89.4
Other	89.3	93.8	167.0	139.8
Total Expenses	574.1	392.7	1,122.7	760.8
Operating Income	698.6	666.9	1,329.6	1,407.8
Non-Operating Income (Expense)
Investment income	139.3	241.9	318.0	398.3
Interest and other borrowing costs	(45.1)	(33.1)	(93.2)	(63.2)
Equity in net earnings (losses) of unconsolidated subsidiaries	43.8	36.4	84.3	76.5
Other non-operating income (expense)	(134.5)	(155.3)	(296.4)	(273.9)
Total Non-Operating Income (Expense)	3.5	89.9	12.7	137.7
Income before Income Taxes	702.1	756.8	1,342.3	1,545.5
Income tax provision (benefit)	187.5	190.7	331.8	380.6
Net Income	514.6	566.1	1,010.5	1,164.9
Less: net (income) loss attributable to non-controlling interests	(0.8)	—	0.2	—
Net Income Attributable to CME Group	$513.8	$566.1	$1,010.7	$1,164.9
Earnings per Common Share Attributable to CME Group:
Basic	$1.44	$1.67	$2.83	$3.43
Diluted	1.43	1.66	2.82	3.42
Weighted Average Number of Common Shares:
Basic	357,060	339,465	356,973	339,386
Diluted	358,155	340,872	358,103	340,838

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Trading Days	64	63	64	61	63
Quarterly Average Daily Volume (ADV)(1)
CME Group ADV (in thousands)

Product Line	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Interest rates	9,200	7,798	10,919	10,313	11,593
Equity indexes	3,086	2,671	4,510	3,161	3,480
Foreign exchange	1,035	944	942	885	874
Energy	2,630	2,199	2,665	2,331	2,498
Agricultural commodities	1,734	1,348	1,248	1,381	1,839
Metals	674	623	547	561	633
Total	18,359	15,584	20,831	18,633	20,918
Venue
CME Globex	16,644	14,082	19,024	16,576	18,505
Open outcry	1,066	938	1,128	1,284	1,501
Privately negotiated	649	564	680	773	912
Total	18,359	15,584	20,831	18,633	20,918

1. ADV includes futures and options on futures only.
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
Interest rates	$0.491	$0.493	$0.475	$0.481	$0.476
Equity indexes	0.797	0.761	0.715	0.757	0.676
Foreign exchange	0.741	0.743	0.720	0.763	0.713
Energy	1.142	1.187	1.150	1.159	1.139
Agricultural commodities	1.274	1.258	1.261	1.246	1.222
Metals	1.403	1.379	1.428	1.488	1.455
Average RPC	$0.757	$0.753	$0.697	$0.713	$0.693

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income Attributable to CME Group	$513.8	$566.1	$1,010.7	$1,164.9

Restructuring and severance	7.0	0.3	10.3	1.7

Amortization of purchased intangibles	76.1	23.6	156.8	47.3

Litigation matters	—	1.4	—	10.3

Acquisition-related costs(1)	6.6	4.8	14.5	14.3

Foreign exchange transaction (gains) losses(2)	(5.2)	47.3	2.4	48.9

Acceleration of contractual commitments	—	0.7	—	0.7

Unrealized and realized (gains) losses on investments	23.3	(88.2)	26.7	(89.3)

Loss on real estate sublease and related costs	5.0	—	5.4	—

Loss on derivatives	2.3	36.9	16.7	36.9

Unrealized loss on assets held for sale	21.6	—	21.6	—

Loss on disposal of assets	10.6	—	10.6	—

Debt costs related to acquisition	—	3.5	—	3.5

Income tax effect related to above	(29.5)	(6.2)	(57.3)	(15.5)

Other income tax items	—	1.2	(7.6)	1.2

Adjusted Net Income Attributable to CME Group	$631.6	$591.4	$1,210.8	$1,224.9

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$1.44	$1.67	$2.83	$3.43
Diluted	1.43	1.66	2.82	3.42

Adjusted Earnings per Common Share Attributable to CME Group:
Basic	$1.77	$1.74	$3.39	$3.61
Diluted	1.76	1.74	3.38	3.59

Weighted Average Number of Common Shares:
Basic	357,060	339,465	356,973	339,386
Diluted	358,155	340,872	358,103	340,838

1. Acquisition-related costs primarily include professional fees.
2. Results include foreign exchange transaction net gains and losses principally related to cash held in British pounds within entities whose functional currency is the U.S. dollar.